EXHIBIT 10.15

     Schedule of Additional Employee Retention Agreement

     Goshen Savings Bank has executed a Retention Agreement with Rolland B. Peacock, III, an executive officer. With the exception of the name and address of Mr. Peacock, all this agreement is identical to, and there are no material details which differ from, the agreement referenced in Exhibit 10.1. This exhibit is prepared in accordance with SEC Rule 12b-31 and Instruction 2 to Item 601 of Regulation S-K.